Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
11-004		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

Ken Dennard, Managing Partner
For Immediate Release		DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES FIRST QUARTER 2011 RESULTS

May 5, 2011 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the first quarter ended March 31, 2011. Following are highlights for this period and the Company’s future outlook:

•	Lack of drilling permits in Company’s core geographic market, the GoM, results in net loss for 1Q2011

•	Recently awarded long-term time charters for two additional DP-1 200 class new gen OSVs in Mexico

•	Recently awarded four-year time charters for four additional DP-2 240 class new gen OSVs in Brazil

•	More than half of the new gen OSV fleet now committed to long-term foreign and/or specialty time charters

•	Recently reactivated five cold-stacked new gen OSVs, bringing stacked fleet back to pre-Macondo peak of ten

•	Contract backlog for new gen OSV vessel-days currently at 58%, 43% and 32% for 2Q-4Q2011, 2012 and 2013

•	Quarter-end cash balance of $137m as of Mar 31, 2011 up $10m sequentially from $127m as of Dec 31, 2010

First quarter 2011 revenues decreased 16.1% to $72.3 million compared to $86.2 million for the first quarter of 2010 and decreased 25.7% compared to $97.3 million for the fourth quarter of 2010. Operating income was $0.7 million, or 1.0% of revenues, for the first quarter of 2011 compared to $15.7 million, or 18.2% of revenues, for the prior-year quarter; and $18.7 million, or 19.2% of revenues, for the fourth quarter of 2010. The Company recorded a net loss for the first quarter of 2011 of ($9.0 million), or ($0.34) per diluted share, compared to net income of $2.6 million, or $0.09 per diluted share, for the year-ago quarter; and net income of $2.6 million, or $0.10 per diluted share, for the fourth quarter of 2010. EBITDA for the first quarter of 2011 was $21.3 million compared to first quarter 2010 EBITDA of $33.5 million and fourth quarter 2010 EBITDA of $38.9 million. Included in first quarter 2011 results was a $0.6 million ($0.4 million after-tax, or $0.01 per diluted share) gain on the sale of the Company’s last four remaining single-hulled tank barges for net cash proceeds of $2.1 million compared to a $0.5 million ($0.3 million after-tax, or $0.01 per diluted share) gain on the sale of one conventional offshore supply vessel (“OSV”) for net cash proceeds of $1.3 million in the first quarter of 2010. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 11 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Upstream Segment. Revenues from the Upstream segment were $61.3 million for the first quarter of 2011, a decrease of $15.3 million, or 20.0%, from $76.6 million for the first quarter of 2010; and a decrease of $24.1 million, or 28.2%, from $85.4 million for the fourth quarter of 2010. Vessels operating in Brazil and vessels that were added to the Company’s Upstream fleet through its fourth OSV newbuild program accounted for increases of $10.5 million and $1.2 million, respectively, of Upstream revenues over the first quarter of 2010. However, these higher revenues were more than offset by (i) a $10.0 million revenue decline from vessels that have been stacked since March 31, 2010, in response to weak market conditions; (ii) a $16.3 million decrease in revenue from new generation OSVs and MPSVs that were in-service during each of the quarters ended March 31, 2011 and 2010; and (iii) a $0.7 million decline in activity at the Company’s shore-base facility in Port Fourchon. Upstream operating income decreased $16.3 million to $0.9 million, or 1.5% of revenues, for the first quarter of 2011 from $17.2 million, or 22.5% of revenues, for the first quarter of 2010. Average new generation OSV dayrates for the first quarter of 2011 were $21,011 compared to $19,986 for the same period in 2010 and $20,694 for the fourth quarter of 2010. New generation OSV utilization was 59.0% for the first quarter of 2011 compared to 72.9% during the year-ago quarter and 66.3% for the sequential quarter. New generation OSV utilization and Upstream operating income for the first quarter of 2011 declined from the sequential quarter largely due to the completion of post-Macondo oil spill response activities in the Gulf of Mexico (“GoM”) during the fourth quarter of 2010. Utilization of the Company’s four MPSVs decreased dramatically from the fourth quarter, stemming from the drop-off in clean-up efforts combined with a lack of drilling permits, which significantly contributed to the sequential quarter revenue decline. The Company had an average of 14.4 stacked new generation OSVs during the first quarter of 2011 compared to quarterly averages of 8.0 stacked vessels during the year-ago quarter and 9.4 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 82.2% for the first quarter of 2011 compared to 87.3% for the year-ago quarter and 81.3% for the sequential quarter.

Downstream Segment. Revenues from the Downstream segment of $10.9 million for the first quarter of 2011 increased by $1.3 million, or 13.5%, compared to $9.6 million for the same period in 2010, but were lower than the sequential quarter by $1.0 million, or 8.4%. The year-over-year revenue increase was largely due to fewer days out-of-service for regulatory drydockings during the first quarter of 2011 and, to a lesser extent, a slight improvement in Northeast market conditions. The Company’s double-hulled tank barge average dayrates were $16,377 for the first quarter of 2011 compared to $15,816 for the same period in 2010 and $16,782 for the sequential quarter. Utilization for the double-hulled tank barge fleet was 82.3% for the first quarter of 2011 compared to 75.1% for the year-ago quarter and 85.6% for the sequential quarter. The sequential decline in Downstream revenues, dayrates and utilization are largely due to the conclusion of oil spill response efforts in the GoM during the fourth quarter of 2010.

General and Administrative (“G&A”). G&A expenses of $9.9 million for the first quarter of 2011 were 13.7% of revenues compared to $8.9 million, or 10.3% of revenues, for the first quarter of 2010. This increase in G&A was wholly attributable to higher reserves associated with oil spill response-related receivables and a greater concentration of foreign-sourced customer billings. The Company allocated 91% of its first quarter 2011 G&A expenses to the Upstream segment and 9% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $20.6 million for the first quarter of 2011, or $2.8 million higher than the prior-year quarter. This increase was due to the incremental depreciation related to four new generation OSVs and one MPSV that were placed in service during 2010. Depreciation and amortization expense is expected to continue to increase from current levels when any recently acquired or newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $3.2 million during the three months ended March 31, 2011 compared to the same period in 2010, primarily due to a decline in construction work-in-progress. As the Company no longer has any vessels under construction or conversion, interest expense for the first quarter of 2011 increased from the year-ago quarter due to lower capitalized interest. The Company did not record any capitalized construction period interest for the first quarter of 2011, compared to $2.6 million for the year-ago quarter, or 18% of its total interest costs for such quarter.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or unannounced newbuild programs that may be commenced after the date of this disclosure. Additional information concerning forward-looking statements can be found on page 7 of this news release.

Forward Guidance

The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the substantial uncertainty that continues to exist in the GoM due to the unprecedented U.S. government-imposed de facto regulatory moratorium in the Company’s principal Upstream market, as well as the expected continuation of the weak market conditions for the Company’s Downstream segment for the remainder of 2011.

Vessel Counts. As of March 31, 2011, excluding seven non-core assets, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-

going tugs. With an average of 11.5 new generation OSVs projected to be cold-stacked for the full-year 2011, the Company’s active Upstream Fleet for fiscal 2011 is expected to be comprised of an average of 39.5 new generation OSVs and four MPSVs. These active new generation OSVs are comprised of an average of 25.8 “term” vessels that are currently chartered on long-term contracts with maturities extending beyond 2011 and an average of 13.7 “spot” vessels that are currently idle or operating under short-term charters. These estimated vessel counts already reflect approximately 518 aggregate days out-of-service related to customer-required modifications and pre-positioning of six vessels that are mobilizing to Latin America during mid-2011 for multi-year charters. Those six international charters are expected to commence on the following dates: two in May 2011, two in August 2011 and two in September 2011. The Company’s active Downstream fleet for 2011 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the remainder of 2011 is currently 58%, which is up from 46% for such period when the Company last reported earnings on February 17, 2011. New generation OSV contract coverage for the fiscal years ending 2012 and 2013 are currently 43% and 32%, respectively. The Company’s forward contract coverage for its four MPSVs for the remainder of 2011 is currently below 5%; however, one of the MPSVs is contractually committed to an Upstream customer contingent upon the receipt of a certain drilling permit tied to a specific rig in the GoM. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the remainder of 2011 is currently 31%, which is up from 23% for such period when the Company last reported earnings on February 17, 2011. These contract backlog percentages are based on available vessel-days for the guidance period, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 25.8 active “term” OSVs are expected to be in the $20,000 to $21,000 range for the full-year 2011. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2011 from the Company’s average 13.7 “spot” OSVs, average 11.5 “stacked” OSVs or four “spot” MPSVs. The Company cannot reasonably provide meaningful annual guidance regarding the effective dayrates anticipated for these average 29.2 “non-term” Upstream vessels at this time due to the significant market uncertainty being caused by the on-going “permitorium” in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $13,000 to $14,000 for the full-year 2011.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $165.0 million to $170.0 million for the full-year 2011. Included in this guidance range is approximately $9.3 million of non-recurring incremental operating costs expected to be incurred related to customer-required modifications and pre-positioning of six vessels that are mobilizing to

Latin America during mid-2011 for multi-year charters, as well as approximately $2.5 million expected to be incurred, in the aggregate, for the projected full-year average of 11.5 stacked OSVs. However, excluded from this cash operating expense estimate is any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets; or any customer-required cost-of-sales related to potential future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $28 million to $30 million for the full-year 2011.

G&A Expenses. General and administrative expenses are expected to be in the range of $35 million to $39 million for the full-year 2011, or roughly in-line with actual 2010 levels.

Other Financial Data. The projected annual stock-based compensation expense, depreciation, amortization, net interest expense, cash income taxes and cash interest expense for 2011 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending June 30, 2011 are expected to be $1.6 million, $15.3 million, $4.9 million and $14.7 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 35% to 37% for fiscal 2011.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, remotely operated vehicles (“ROVs”) and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $41.1 million and $22.8 million, respectively for the full-year 2011, including an aggregate of approximately $10.8 million expected to be incurred related to customer-required modifications and pre-positioning of six vessels that are mobilizing to Latin America during mid-2011 for multi-year charters. Over the next few years beyond 2011, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Liquidity Outlook

As of March 31, 2011, the Company had a cash balance of $136.5 million and an undrawn $250 million revolving credit facility. Notwithstanding the substantial uncertainty in the current GoM market, the Company expects to generate sufficient cash flow from operations to cover all of its cash debt service, annually recurring maintenance capital expenditures and cash income taxes, which are expected to be in the $85 million to $90 million range, in the aggregate, for the full-year 2011. Based on the forward guidance and key assumptions outlined herein and the Company’s current contract coverage, it does not anticipate a need to draw on its revolving credit facility for the remainder of 2011 or for the foreseeable future, absent any future growth opportunities that may arise.

Conference Call

The Company will hold a conference call to discuss its first quarter 2011 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, May 5, 2011. To participate in the call, dial (480) 629-9773 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through May 12, 2011, and may be accessed by calling (303) 590-3030 and using the pass code 4435804#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico, Latin America and other select international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of the de facto regulatory moratorium on the issuance of drilling and other permits in the Gulf of Mexico due to government regulations. Future results may also be impacted by proposed federal legislation or regulations that may be implemented in response to the Deepwater Horizon event. Such legislation or regulations could further aggravate a number of other existing risks, uncertainties and assumptions, including, without limitation: less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties imposed by foreign customers; further weakening of demand for the Company’s services; the inability to effectively curtail operating expenses from stacked vessels; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; declines in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; the inability to effectively compete in or operate in international markets, less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over capacity; economic and political risks, including the recent unrest in the Middle East; weather related risks; the inability to attract and retain qualified personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the de facto regulatory moratorium or as a result of the oil spill disaster in the Gulf of Mexico; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Revenues	$72,267	$97,321	$86,245
Costs and expenses:
Operating expenses	41,622	50,690	44,332
Depreciation and amortization	20,601	20,110	17,843
General and administrative expenses	9,864	8,480	8,921

	72,087	79,280	71,096

Gain on sale of assets	559	681	524

Operating income	739	18,722	15,673
Other income (expense):
Interest income	179	175	94
Interest expense	(14,916)	(14,830)	(11,657)
Other income, net [1]	(4)	87	(23)

	(14,741)	(14,568)	(11,586)

Income before income taxes	(14,002)	4,154	4,087
Income tax expense (benefit)	(4,966)	1,540	1,535

Net income (loss)	$(9,036)	$2,614	$2,552

Basic earnings per share of common stock	$(0.34)	$0.10	$0.10

Diluted earnings per share of common stock	$(0.34)	$0.10	$0.09

Weighted average basic shares outstanding	26,719	26,474	26,259

Weighted average diluted shares outstanding [2]	26,719	27,236	27,119

Other Operating Data (unaudited):

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	48.5
Average number of active new generation OSVs [4]	36.6	41.6	40.5
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	121,280
Average new generation vessel capacity (deadweight)	2,514	2,514	2,499
Average new generation utilization rate [5]	59.0%	66.3%	72.9%
Effective new generation utilization rate [6]	82.2%	81.3%	87.3%
Average new generation dayrate [7]	$21,011	$20,694	$19,986
Effective dayrate [8]	$12,396	$13,720	$14,570
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291
Average double-hulled utilization rate [5]	82.3%	85.6%	75.1%
Average double-hulled dayrate [10]	$16,377	$16,782	$15,816
Effective dayrate [8]	$13,478	$14,365	$11,878

Balance Sheet Data (unaudited):

	As of March 31, 2011	As of December 31, 2010
Cash and cash equivalents	$136,506	$126,966
Working capital	162,505	162,156
Property, plant and equipment, net	1,597,396	1,606,121
Total assets	1,875,030	1,878,425
Total long-term debt	761,253	758,233
Stockholders’ equity	833,161	841,877

Cash Flow Data (unaudited):

	Three Months Ended
	March 31, 2011	March 31, 2010
Cash provided by operating activities	$15,381	$19,628
Cash used in investing activities	(5,900)	(26,286)
Cash provided by (used in) financing activities	42	(10)

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Upstream:
Revenues	$61,343	$85,434	$76,597
Operating income	$918	$17,730	$17,188
Operating margin	1.5%	20.8%	22.4%
Components of EBITDA [11]
Net income (loss)	$(8,124)	$2,778	$4,167
Interest expense, net	13,500	13,403	10,493
Income tax expense (benefit)	(4,465)	1,636	2,505
Depreciation	13,092	13,125	11,394
Amortization	4,103	3,807	3,685

EBITDA [11]	$18,106	$34,749	$32,244

Adjustments to EBITDA
Stock-based compensation expense	$1,939	$1,618	$2,013
Interest income	173	172	91

Adjusted EBITDA [11]	$20,218	$36,539	$34,348

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$18,106	$34,749	$32,244
Cash paid for deferred drydocking charges	(2,885)	(2,964)	(2,761)
Cash paid for interest	(8,565)	(10,039)	(9,483)
Cash paid for taxes	(376)	(210)	(726)
Changes in working capital	6,097	8,252	474
Stock-based compensation expense	1,939	1,618	2,013
Changes in other, net	1,732	(442)	(777)

Net cash provided by operating activities	$16,048	$30,964	$20,984

Downstream:
Revenues	$10,924	$11,887	$9,648
Operating income (loss)	$(179)	$992	$(1,515)
Operating margin (deficit)	(1.6)%	8.3%	(15.7)%
Components of EBITDA [11]
Net income (loss)	$(912)	$(164)	$(1,615)
Interest expense, net	1,237	1,252	1,070
Income tax expense (benefit)	(501)	(96)	(970)
Depreciation	2,117	2,109	2,138
Amortization	1,289	1,069	626

EBITDA [11]	$3,230	$4,170	$1,249

Adjustments to EBITDA
Stock-based compensation expense	$262	$257	$345
Interest income	6	3	3

Adjusted EBITDA [11]	$3,498	$4,430	$1,597

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$3,230	$4,170	$1,249
Cash paid for deferred drydocking charges	(2,317)	(3,885)	(3,663)
Cash paid for interest	(1,753)	(1,500)	(1,544)
Cash paid for taxes	—	—	—
Changes in working capital	353	(247)	2,216
Stock-based compensation expense	262	257	345
Changes in other, net	(442)	(267)	41

Net cash provided by (used in) operating activities	$(667)	$(1,472)	$(1,356)

Consolidated:
Revenues	$72,267	$97,321	$86,245
Operating income	$739	$18,722	$15,673
Operating margin	1.0%	19.2%	18.2%
Components of EBITDA [11]
Net income	$(9,036)	$2,614	$2,552
Interest expense, net	14,737	14,655	11,563
Income tax expense (benefit)	(4,966)	1,540	1,535
Depreciation	15,209	15,234	13,532
Amortization	5,392	4,876	4,311

EBITDA [11]	$21,336	$38,919	$33,493

Adjustments to EBITDA
Stock-based compensation expense	$2,201	$1,875	$2,358
Interest income	179	175	94

Adjusted EBITDA [11]	$23,716	$40,969	$35,945

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$21,336	$38,919	$33,493
Cash paid for deferred drydocking charges	(5,202)	(6,849)	(6,424)
Cash paid for interest	(10,318)	(11,539)	(11,027)
Cash paid for taxes	(376)	(210)	(726)
Changes in working capital	6,450	8,005	2,690
Stock-based compensation expense	2,201	1,875	2,358
Changes in other, net	1,290	(709)	(736)

Net cash provided by operating activities	$15,381	$29,492	$19,628

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Average Vessels, Effective Dayrates, Tax Rates, Contract Coverage and Historical Data)

Forward Guidance of Selected Financial Data: (Unaudited)

2011 Guidance

	Full-Year 2011 Estimated Avg	2Q 2011-4Q 2011 Contract Coverage
		(as of 5-May-2011)
Average Number of Vessels:
Upstream
New generation OSVs - Term [12]	25.8	100%
New generation OSVs - Spot [13]	13.7	21%
New generation OSVs - Stacked [14]	11.5	0%

New generation OSVs - Total	51.0	58%

New generation MPSVs - Spot	4.0	<5%

Total Upstream	55.0

Downstream
Double-hulled tank barges	9.0	31%

	Full-Year 2011
	Low	High
Effective Dayrates:
New generation OSVs - Term	$20,000	$21,000
New generation OSVs - Spot [15]	TBD	TBD
New generation OSVs - Stacked [15]	TBD	TBD
New generation MPSVs - Spot [15]	TBD	TBD
Double-hulled tank barges	13,000	14,000
Operating Expenses:
Upstream - Active Fleet	$162,500	$167,500
Upstream - Stacked Fleet	2,500	2,500

Total Upstream	165,000	170,000

Downstream	28,000	30,000

Consolidated	$193,000	$200,000

General and Administrative Expenses:	$35.0	$39.0
Other Financial Data:
Stock-based compensation expense	$7.3	$7.3
Depreciation	61.0	61.0
Amortization	20.5	20.5
Interest expense, net:
Interest expense	48.5	48.5
Incremental non-cash OID interest expense [16]	11.6	11.6
Capitalized interest	—	—
Interest income	(1.1)	(1.1)

Total interest expense, net	$59.0	$59.0

Income tax rate	35.0%	37.0%
Cash income taxes	$1.0	$1.0
Cash interest expense	$43.8	$43.8
Weighted average diluted shares outstanding [17]	27.6	27.6

Capital Expenditures Data (unaudited) 18:

Historical Data (in thousands):

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$5,202	$6,849	$6,424
Other vessel capital improvements	3,985	1,813	3,599

	9,187	8,662	10,023

Other Capital Expenditures:
Commercial-related vessel improvements	3,613	222	1,498
Non-vessel related capital expenditures	357	67	400

	3,970	289	1,898

	$13,157	$8,951	$11,921

Growth Capital Expenditures:
MPSV program	$—	$—	$5,213
OSV newbuild program #4	—	393	14,309

	$—	$393	$19,522

Forecasted Data:

	1Q2011A	2Q2011E	3Q2011E	4Q2011E	2011E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.2	$7.8	$6.1	$6.1	$25.2
Other vessel capital improvements	4.0	3.6	6.0	2.3	15.9

	9.2	11.4	12.1	8.4	41.1

Other Capital Expenditures:
Commercial-related vessel improvements	3.6	6.9	8.9	0.3	19.7
Non-vessel related capital expenditures	0.4	0.9	1.1	0.7	3.1

	4.0	7.8	10.0	1.0	22.8

	$13.2	$19.2	$22.1	$9.4	$63.9

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Due to a net loss for the three months ended March 31, 2011, the Company excluded the dilutive effect equity awards representing the rights to acquire 1,133 shares of common stock, because the effect was anti-dilutive. Stock options representing rights to acquire 399 and 401 shares of common stock for the three months ended December 31, 2010 and March 31, 2010, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. As of March 31, 2011, December 31, 2010, and March 31, 2010, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

We owned 51 new generation OSVs as of March 31, 2011. Our average number of new generation OSVs for the three months ended December 31, 2010, and March 31, 2010 reflect the deliveries of several vessels under our fourth OSV newbuild program. Excluded from this data are four multi-purpose support vessels owned by the Company that were placed in service under our MPSV program on various dates from October 2008 to March 2010. Also excluded from this data is one stacked conventional OSV that we consider to be a non-core asset.

[4]

In response to weak market conditions the Company elected to stack certain of its new generation OSVs on various dates since 2009. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]

The Company owned and operated nine double-hulled tank barges as of March 31, 2011. Excluded from this data are 15 ocean-going tugs owned by the Company, six of which were stacked as of March 31, 2011.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]

As of May 5, 2011, the Company’s active fleet of 29 new generation OSVs that were committed to “term” contracts through the remainder of 2011 was comprised of the following fleet mix: eleven 200 class OSVs, sixteen 240 class OSVs and one 265 class OSV and one 290 class OSV.

[13]

As of May 5, 2011, the Company’s active fleet of 12 new generation OSVs that were available for “spot” or additional term contracts was comprised of the following fleet mix: three 200 class OSVs, eight 240 class OSVs and one 265 class OSV. The Company also has an active fleet of four MPSVs, all of which are currently in the “spot” market.

[14]	As of May 5, 2011, the Company’s inactive fleet of 10 new generation OSVs that were stacked was comprised of the following fleet mix: seven 200 class OSVs, one 240 class OSV and two 265 class OSVs.

[15]

The Company cannot reasonably provide meaningful annual guidance regarding the effective dayrates anticipated for the roughly 26 “non-term” Upstream vessels at this time due to the significant market uncertainty being caused by the on-going “permitorium” in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.

[16]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[17]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[18]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.